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                                                                  EXHIBIT 10.140

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") dated as of the 6th day of August, 2000, is between and among CASTLE EXPLORATION COMPANY, INC., a corporation organized and existing under the laws of Pennsylvania ("CECI"), PARKS & LUTTRELL ENERGY PARTNERS, L.P., a limited partnership organized and existing under the laws of the State of Texas ("P&L LP") and PARKS & LUTTRELL ENERGY, INC., a corporation organized and existing under the laws of the State of Texas ("P&L Inc.").

     CECI, P&L LP and P&L Inc. are referred to herein individually as a "Party" and collectively as the "Parties". For purposes of Article 10 and Article 11 of this Agreement , "Seller" shall mean CECI with respect to the Britt Ranch Properties and shall mean P&L Inc. with respect to the Frisco City Properties and "Buyer" shall mean P&L LP with respect to the Britt Ranch Properties and shall mean CECI with respect to the Frisco City Properties.

     In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CECI, P&L LP and P&L Inc. agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement,:

     (a) CECI agrees to sell, assign and convey and P&L LP agrees to purchase and pay for all of CECI's right, title and interest in and to the Britt Ranch Properties as defined on Exhibit A hereto; and

     (b) P&L Inc. agrees to sell, assign and convey and CECI agrees to purchase and pay for all of P&L Inc.'s right, title and interest in and to the Frisco City Properties as defined on Exhibit B hereto.

     (c) The Britt Ranch Properties and the Frisco City Properties may be collectively referred to herein as the "Properties" or individually as a "Property."

     1.2 Britt Ranch Properties. The Britt Ranch Properties shall include:

     (a) The oil, gas and mineral leases described on Exhibit "A" attached hereto

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(collectively, the "Britt Ranch Leases"), including, without limitation, working interests, overriding royalty interests, royalty interests and any other interests of a similar nature affecting the lands covered by the Leases (collectively, the "Britt Ranch Lands").

     (b) The oil and gas wells described on Exhibit "A" (individually, a "Britt Ranch Well," and collectively, the "Britt Ranch Wells"), together with all oil, natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate and other minerals produced from such Britt Ranch Wells.

     (c) All unitization, communitization, pooling, agreements, working interest units created by operating agreements, partnership agreements and orders covering the Britt Ranch Leases and Lands, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively, the "Britt Ranch Units").

     (d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, equipment, platforms and facilities, fixtures and improvements, which are incident or attributable to or underlie the Britt Ranch Leases, Lands, Wells or Units with the production, transportation, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (collectively, the "Britt Ranch Equipment").

     (e) The licenses, permits, contracts, agreements and other instruments owned by CECI (other than bonds posted by CECI) which concern and relate to any of the Britt Ranch Leases, Lands, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Britt Ranch Leases, Lands, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of hydrocarbons; and all other contracts and agreements related to the Britt Ranch Leases, Lands, Wells and/or Equipment.

     (f) Subject to Section 1.6 below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Britt Ranch Properties in the possession of CECI, including, without limitation, title records (including abstracts of title, title opinions, certificate of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to P&L LP (i.e., the materials are not subject to a proprietary agreement precluding their transfer to P&L LP), and, to the extent transferable, all other contract rights, intangible rights (excluding CECI's trademarks and service

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marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Britt Ranch Properties.

     (g) All payments, and all rights to receive payments, with respect to the ownership of the production of hydrocarbons from or the conduct of operations on the Britt Ranch Properties accruing after the Effective Time.

     1.3 Frisco City Properties. The Frisco City Properties shall include:

     (a) The oil, gas and mineral leases described on Exhibit "B" attached hereto (collectively, the "Frisco City Leases"), including, without limitation, working interests, overriding royalty interests, royalty interests and any other interests of a similar nature affecting the lands covered by the Leases (collectively, the "Frisco City Lands").

     (b) The oil and gas wells described on Exhibit "B" (individually, a "Frisco City Well," and collectively, the "Frisco City Wells"), together with all oil, natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate and other minerals produced from such Frisco City Wells.

     (c) All unitization, communitization, pooling, agreements, working interest units created by operating agreements, partnership agreements and orders covering the Frisco City Leases and Lands, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively, the "Frisco City Units").

     (d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, equipment, platforms and facilities, fixtures and improvements, which are incident or attributable to or underlie the Frisco City Leases, Lands, Wells or Units with the production, transportation, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (collectively, the "Frisco City Equipment").

     (e) The licenses, permits, contracts, agreements and other instruments owned by P&L Inc. (other than bonds posted by P&L Inc.) which concern and relate to any of the Frisco City Leases, Lands, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Frisco City Leases, Lands, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of hydrocarbons; and all other contracts and agreements related to the Frisco City Leases, Lands, Wells and/or Equipment.

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     (f) Subject to Section 1.6 below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Frisco City Properties in the possession of P&L Inc., including, without limitation, title records (including abstracts of title, title opinions, certificate of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to CECI (i.e., the materials are not subject to a proprietary agreement precluding their transfer to CECI), and, to the extent transferable, all other contract rights, intangible rights (excluding P&L Inc.'s trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Frisco City Properties.

     (g) All payments, and all rights to receive payments, with respect to the ownership of the production of hydrocarbons from or the conduct of operations on the Frisco City Properties accruing after the Effective Time.

     1.4 Reserved Interests. Notwithstanding any provision of this Agreement to the contrary, each of CECI and P&L Inc. reserve and retain (i) their respective corporate, financial, tax and legal records and its other business records; (ii) cash, bank accounts, letters of credit, travel letter accounts and prepaid insurance; (iii) the management information systems and other intellectual property used by them in the management and administration of their respective businesses; (iv) all claims that each of CECI and P&L Inc. may have under any policy of insurance, indemnity or bond maintained by CECI and P&L Inc. other than claims relating to property damage or casualty loss affecting the Britt Ranch Properties and Frisco City Properties, respectively, occurring between the Effective Time and Closing (which claims shall be included in the Britt Ranch Properties and Frisco City Properties, respectively); (v) all accounts receivable, trade credits or notes receivable accrued before the Effective Time;
(vi) any files or records that each of CECI or P&L Inc. are contractually or otherwise obligated not to disclose to third parties; (vii) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property occurring prior to the Effective Time; (viii) engineering studies or reserve reports relating to the Britt Ranch Properties and Frisco City Properties, respectively; (ix) all interests and rights not included in the definition of the Britt Ranch Properties and Frisco City Properties, respectively (the "Reserved Interests").

     1.5 Effective Time. The purchase and sale of the Britt Ranch Properties and the Frisco City Properties shall be contemporaneously effective as of July 1, 2000, at 7:00 a.m., central standard time (herein called the "Effective Time").

     1.6 Ownership of the Properties.

     (a) Subject to Section 13.1 and the other provisions of this Agreement, should Closing

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occur, CECI shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership attributable to the Britt Ranch Properties for the period of time prior to the Effective Time and P&L LP shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligation of such ownership attributable to the Britt Ranch Properties for the period of time from and after the Effective Time. All expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Britt Ranch Properties , the production of hydrocarbons, or the receipt of proceeds therefrom) attributable to the Britt Ranch Properties , shall be: (i) allocated to CECI if incurred or accruing with respect to operations conducted prior to the Effective Time; or (ii) allocated to P&L LP if incurred or accruing with respect to operations conducted after the Effective Time. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to CECI. All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall belong to P&L LP and shall become a part of the Britt Ranch Properties. In order to accomplish the foregoing allocation of production, the parties shall rely upon the severance tax or other records maintained by the operator of the relevant Britt Ranch Property, unless such records are demonstrated to be inaccurate.

     (b) Subject to Section 13.1 and the other provisions of this Agreement, should Closing occur, P&L Inc. shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership attributable to the Frisco City Properties for the period of time prior to the Effective Time and CECI shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligation of such ownership attributable to the Frisco City Properties for the period of time from and after the Effective Time. All expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Frisco City Properties , the production of hydrocarbons, or the receipt of proceeds therefrom) attributable to the Frisco City Properties , shall be: (i) allocated to P&L Inc. if incurred or accruing with respect to operations conducted prior to the Effective Time; or (ii) allocated to CECI if incurred or accruing with respect to operations conducted after the Effective Time. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to P&L Inc.. All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall belong to CECI and shall become a part of the Frisco City Properties. In order to accomplish the foregoing allocation of production, the parties shall rely upon the severance tax or other records maintained by the operator of the relevant Frisco City Property, unless such records are demonstrated to be inaccurate.

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     1.7 Risk of Loss. P&L LP shall assume all risk of loss with respect to the
Britt Ranch Properties from and after the Effective Time to Closing. CECI shall assume all risk of loss with respect to the Frisco City Properties from and after the Effective Time to Closing.

                                    ARTICLE 2
                                 PURCHASE PRICE

     2.1 Purchase Price. The purchase price for Britt Ranch Properties shall be Two Hundred Sixty Thousand Dollars ($260,000) paid by cashiers check, wire transfer or other immediately available funds (the "Britt Ranch Payment"). The purchase price for the Frisco City Properties shall be One Hundred Ten Thousand Dollars ($110,000) paid by cashiers check, wire transfer or other immediately available funds (the "Frisco City Payment"). The Britt Ranch Payment and the Frisco City Payment shall be adjusted as set forth respectively in Sections 2.2 and 2.3 below.


     2.2 Adjustments to Britt Ranch Payment. In the Final Settlement Statement, the Britt Ranch Payment shall be adjusted as follows and the resulting amount shall be referred to herein as the "Adjusted Britt Ranch Payment":

     (a) The Britt Ranch Payment shall be adjusted upward by the following:

          i. The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Britt Ranch Properties incurred by or on behalf of CECI in connection with the operation of the Britt Ranch Properties and which are, according to generally accepted accounting principles, attributable to the period of time between the Effective Time and August 31, 2000. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or measured by the ownership of the Britt Ranch Properties, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges at existing COPAS rates and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

          ii. The value, less taxes (other than taxes on net income), of all hydrocarbons in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Time, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

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          iii. Any other amounts agreed upon by CECI and P&L LP.

     (b) The Britt Ranch Payment shall be adjusted downward by the following:

          i.   Reductions due to Title Failures as provided in Sections 10.7.

          ii.  For uncured Title Defects and Contested Defects pursuant to
               Section 10.8

          iii. Reductions due to Environmental Defects as provided in Section 11.3.

          iv. The gross proceeds earned by CECI, net of applicable severance and production taxes and compression and transportation charges, and derived from the sale of hydrocarbons attributable to the Britt Ranch Properties to the extent owned by P&L LP between the Effective Time and August 31, 2000, pursuant to the provisions of
               Section 1.6(a) above.

          v. Reductions due to receipt by CECI of denials to consent and of exercises of preferential rights as provided in Section 10.11.

          vi.  Any other amounts agreed upon by CECI and P&L LP.

     (c) CECI shall pay all capital expenditures and expenses accruing prior to August 31, 2000, and shall collect and receive all proceeds accruing prior to August 31, 2000. CECI shall be responsible for accounting for all revenues earned and expenses incurred through to August 31, 2000.

     2.3 Adjustments to Frisco City Payment. In the Final Settlement Statement, the Frisco City Payment shall be adjusted as follows and the resulting amount shall be referred to herein as the "Adjusted Frisco City Payment":

     (a) The Frisco City Payment shall be adjusted upward by the following:

          i. The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Frisco City Properties incurred by or on behalf of P&L Inc. in connection with the operation of the Frisco City Properties and which are, according to generally accepted accounting principles, attributable to the period of time between the Effective Time and August 31, 2000. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or

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               measured by the ownership of the Frisco City Properties, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges at COPAS rates per month and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

          ii. The value, less taxes (other than taxes on net income), of all hydrocarbons in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Time, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

          iii. Any other amounts agreed upon by P&L Inc. and CECI.

     (b) The Frisco City Payment shall be adjusted downward by the following:

          i.   Reductions due to Title Failures as provided in Sections 10.7.

          ii.  For uncured Title Defects and Contested Defects pursuant to
               Section 10.8

          iii. Reductions due to Environmental Defects as provided in Section 11.3.

          iv. The gross proceeds earned by P&L Inc., net of applicable severance and production taxes and compression and transportation charges, and derived from the sale of hydrocarbons attributable to the Frisco City Properties to the extent owned by CECI between the Effective Time and August 31, 2000, pursuant to the provisions of Section 1.6(b) above.

          v. Reductions due to receipt by P&L Inc. of denials to consent and of exercises of preferential rights as provided in Section 10.11.

          vi.  Any other amounts agreed upon by P&L Inc. and CECI.

     (c) P&L Inc. shall pay all capital expenditures and expenses accruing prior to August 31, 2000, and shall collect and receive all proceeds accruing prior to August 31, 2000. P&L Inc. shall be responsible for accounting for all revenues earned and expenses incurred through to August 31, 2000.

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     2.4 Purchase Price Allocation. The Britt Ranch Payment shall be allocated among the Britt Ranch Properties as set forth in Exhibit "C" attached hereto and the Frisco City Payment shall be allocated among the Frisco City Properties as set forth in Exhibit "D" attached hereto (the "Allocated Values").

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

 3.1 Representations and Warranties of CECI. CECI represents and warrants to P&L LP the following:

     (a) CECI is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. CECI is duly qualified to carry on its business in Texas.

     (b) CECI has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement, to purchase the Frisco City Properties on the terms described in this Agreement and to perform its obligations hereunder.

     (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized by CECI.

     (d) This Agreement has been duly executed and delivered on behalf of CECI, and all documents and instruments required hereunder to be executed and delivered by CECI at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of CECI enforceable in accordance with their terms.

     (e) CECI has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which P&L LP shall have any responsibility whatsoever.

     (f) There are no outstanding authorizations for expenditures ("AFEs") that
(i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Britt Ranch Properties, or (ii) obligate CECI to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Britt Ranch Properties.

     (g) CECI is not obligated to deliver hydrocarbons produced from the Britt Ranch Properties at some future time without then or thereafter receiving full payment for the production attributable to CECI's ownership in and to the Britt Ranch Properties by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay," or similar provisions, (ii) a production payment, or (iii) any other arrangement.

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     (h) Except for those taxes and assessments for which an adjustment is made under Section 2.2(b)(v), during the period of CECI's ownership of the Britt Ranch Properties, CECI has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Britt Ranch Properties that have become due and payable before the Effective Time.

     (i) No suit, action, claim, or other proceeding is pending or, to the best of CECI's knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Britt Ranch Properties and which might result in a material loss of CECI's title to any portion of the Britt Ranch Properties, or a material diminution of the value of any of the Britt Ranch Properties, or that might materially hinder or impede the operation of the Britt Ranch Leases.

     (j) As used in this Agreement, the term, "Existing Documents" shall mean as to CECI all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Britt Ranch Properties, and all contractually binding arrangements to which the Britt Ranch Properties may be subject and which will be binding on the Britt Ranch Properties or P&L LP after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, partnership agreements, unit agreements, unit operating agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To the best of CECI's knowledge,
(i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) CECI is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and CECI has received no notice of default under any of the Existing Documents.

     (k) Prior to Closing, CECI will have inspected the Frisco City Properties, the public records and P&L Inc.'s files for all purposes, including, but not limited to, detecting the presence and concentration of naturally-occurring radioactive materials and satisfying itself as to the physical condition and environmental condition of the Frisco City Properties, both surface and subsurface. In entering into this Agreement, CECI has relied solely on the express representations and covenants of P&L Inc. in this Agreement, its independent investigation of, and judgment with respect to, the Frisco City Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by P&L Inc.

     (l) At Closing, CECI will meet the requirements required by all governmental authorities in respect to the Frisco City Properties, if any, and, after Closing, CECI anticipates that it will continue to be able to meet such requirements. CECI is, and after the Closing is expected to continue to be, otherwise qualified to own the Frisco City Properties. The consummation of the transactions contemplated hereby will not cause CECI to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation. CECI is not aware of any fact that could reasonably be expected to cause the appropriate governmental authorities to fail to unconditionally approve the assignment of the Frisco City Properties to CECI.

     (m) CECI is an experienced and knowledgeable investor and operator in the oil and gas business. CECI is acquiring the Frisco City Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, and laws pertaining to the distribution of securities.

     (n) CECI has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to P&L Inc., by wire transfer, of the Adjusted Frisco City Payment in accordance with Section 2.3 and to otherwise perform CECI's obligations under this Agreement.

     (o) To the best of CECI's knowledge:

          (i) CECI's activities with respect to the Britt Ranch Properties comply in all respects with all applicable governmental laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including any provisions requiring notice to government agencies under Environmental Laws.

          (ii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to CECI pending or threatened against CECI or any of the Britt Ranch Properties relating in any way to the Environmental Laws.

         (iii) Neither CECI nor any other person have released, placed, stored, buried or dumped any Hazardous Substances, Oil, Pollutants or Contaminants or any other wastes on, beneath, or adjacent to the Britt Ranch Leases, except for inventories of such substances to be used in the ordinary course of business of CECI (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

          (iv) CECI has not received any notice or order from any governmental or other public agency advising it that CECI is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants, or Contaminants or any other waste or substance affecting the Britt Ranch Properties. CECI is not aware of any facts which might reasonably give rise to any such notice or order.

     3.2 Representations and Warranties of P&L LP. P&L LP represents and warrants to CECI the following:

     (a) P&L LP is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to conduct business in the State of Texas.

     (b) P&L LP has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Britt Ranch Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

     (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized.

     (d) This Agreement has been duly executed and delivered by or on behalf of P&L LP; all documents and instruments required hereunder to be executed and delivered by P&L LP at or prior to Closing shall have been duly executed and delivered; and this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of P&L LP enforceable in accordance with their terms.

     (e) P&L LP has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which CECI shall have any responsibility whatsoever.

     (f) Prior to Closing, P&L LP will have inspected the Britt Ranch Properties, the public records and CECI's files for all purposes, including, but not limited to, detecting the presence and concentration of naturally-occurring radioactive materials and satisfying itself as to the physical condition and environmental condition of the Britt Ranch Properties, both surface and subsurface. In entering into this Agreement, P&L LP has relied solely on the express representations and covenants of CECI in this Agreement, its independent investigation of, and judgment with respect to, the Britt Ranch Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by CECI.

     (g) At Closing, P&L LP will meet the requirements required by all governmental authorities in respect to the Britt Ranch Properties, if any, and, after Closing, P&L LP anticipates that it will continue to be able to meet such requirements. P&L LP is, and after the Closing is expected to continue to be, otherwise qualified to own the Britt Ranch Properties. The consummation of the transactions contemplated hereby will not cause P&L LP to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation. P&L LP is not aware of any fact that could reasonably be expected to cause the appropriate governmental authorities to fail to unconditionally approve the assignment of the Britt Ranch Properties to P&L LP.

     (h) P&L LP is an experienced and knowledgeable investor and operator in the oil and gas business. P&L LP is acquiring the Britt Ranch Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, and laws pertaining to the distribution of securities.

     (i) P&L LP has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to CECI, by wire transfer, of the Adjusted Britt Ranch Payment in accordance with Section 2.2 and to otherwise perform P&L LP's obligations under this Agreement.


     3.3 Representations and Warranties of P&L Inc. P&L Inc. represents and warrants to CECI the following:

     (a) P&L Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to carry on its business in Texas.

     (b) P&L Inc. has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder.

     (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorize by P&L Inc.

     (d) This Agreement has been duly executed and delivered on behalf of P&L Inc., and all documents and instruments required hereunder to be executed and delivered by P&L Inc. at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of P&L Inc. enforceable in accordance with their terms.

     (e) P&L Inc. has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which CECI shall have any responsibility whatsoever.

     (f) There are no outstanding authorizations for expenditures ("AFEs") that
(i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Frisco City Properties, or (ii) obligate P&L Inc. to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Frisco City Properties.

     (g) P&L Inc. is not obligated to deliver hydrocarbons produced from the Frisco City Properties at some future time without then or thereafter receiving full payment for the production attributable to P&L Inc.'s ownership in and to the Frisco City Properties by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay," or similar provisions, (ii) a production payment, or (iii) any other arrangement.

     (h) Except for those taxes and assessments for which an adjustment is made under Section 2.2(b)(v), during the period of P&L Inc.'s ownership of the Frisco City Properties, P&L Inc. has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Frisco City Properties that have become due and payable before the Effective Time.

     (i) No suit, action, claim, or other proceeding is pending or, to the best of P&L Inc.'s knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Frisco City Properties and which might result in a material loss of P&L Inc.'s title to any portion of the Frisco City Properties, or a material diminution of the value of any of the Frisco City Properties, or that might materially hinder or impede the operation of the Frisco City Leases.

     (k) As used in this Agreement, the term, "Existing Documents" shall mean as to P&L Inc. all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Frisco City Properties, and all contractually binding arrangements to which the Frisco City Properties may be subject and which will be binding on the Frisco City Properties or P&L Inc. after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, partnership agreements, unit agreements, unit operating agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To the best of P&L Inc.'s knowledge, (i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) P&L Inc. is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and P&L Inc. has received no notice of default under any of the Existing Documents.

     (l) To the best of P&L Inc.'s knowledge:

          (i) P&L Inc.'s activities with respect to the Frisco City Properties comply in all respects with all applicable governmental laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including any provisions requiring notice to government agencies under Environmental Laws.

          (ii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to P&L Inc. pending or threatened against P&L Inc. or any of the Frisco City Properties relating in any way to the Environmental Laws.

         (iii) Neither P&L Inc. nor any other person have released, placed, stored, buried or dumped any Hazardous Substances, Oil, Pollutants or Contaminants or any other wastes on, beneath, or adjacent to the Frisco City Leases, except for inventories of such substances to be used in the ordinary course of business of P&L Inc. (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

          (iv) P&L Inc. has not received any notice or order from any governmental or other public agency advising it that P&L Inc. is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants, or Contaminants or any other waste or substance affecting the Frisco City Properties. P&L Inc. is not aware of any facts which might reasonably give rise to any such notice or order.

                                    ARTICLE 4
                           CERTAIN AGREEMENTS OF CECI

     4.1 Agreements Between Execution of Agreement and Closing. During the period between the execution of this Agreement and the Closing Date, CECI shall not, without the prior written consent of P&L LP, (i) sell, convey, assign, transfer or encumber any of the Britt Ranch Properties; (ii) make or agree to make any expenditure in excess of $25,000.00, net to CECI's interest, except for obligations under existing contracts, expenditures necessary to maintain the Britt Ranch Properties, or in the event of any emergency as to which CECI has notified P&L LP; (iii) sell oil, gas or other minerals from the Britt Ranch Properties except sales made in the ordinary course of business; (iv) enter into any agreement amending, modifying or terminating any of the leases under the Britt Ranch Properties ; or (v) take any other action with respect to any of the Britt Ranch Properties that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof.

     4.2 Access to Records. Following the execution of this Agreement by the Parties, CECI shall afford to P&L LP and its authorized representatives, during normal business hours, reasonable access to well and land files, title, contract and legal materials and operating data and information in CECI's possession or to which it has access affecting the Britt Ranch Properties.

     4.3 Notification of Additional Proceedings. CECI shall promptly notify P&L LP of any new suits, actions, claims or other proceedings threatened or pending before, or required to be filed with, any court, arbitrator or governmental agency which relate to the Britt Ranch Properties.

     4.4 Consents. CECI shall use its best efforts to obtain any consents, if any, necessary to transfer the Britt Ranch Properties to P&L LP.

     4.5 Cooperation. CECI shall cooperate with P&L LP and P&L Inc. to assist P&L LP and P&L Inc. in carrying out the respective agreements of P&L LP and P&L Inc. hereunder.

                                   ARTICLE 5
                   CERTAIN AGREEMENTS OF P&L LP AND P&L INC.

     5.1 Agreements Between Execution of Agreement and Closing. During the period between the execution of this Agreement and the Closing Date, P&L Inc. shall not, without the prior written consent of CECI, (i) sell, convey, assign, transfer or encumber any of the Frisco City Properties; (ii) make or agree to make any expenditure in excess of $25,000.00, net to P&L Inc.'s interest, except for obligations under existing contracts, expenditures necessary to maintain the Frisco City Properties, or in the event of any emergency as to which P&L Inc. has notified CECI; (iii) sell oil, gas or other minerals from the Frisco City Properties except sales made in the ordinary course of business; (iv) enter into any agreement amending, modifying or terminating any of the leases under the Frisco City Properties ; or (v) take any other action with respect to any of the Frisco City Properties that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof.

     5.2 Access to Records. Following the execution of this Agreement by the Parties, P&L Inc. shall afford to CECI and its authorized representatives, during normal business hours, reasonable access to well and land files, title, contract and legal materials and operating data and information in P&L Inc.'s possession or to which it has access affecting the Frisco City Properties.

     5.3 Notification of Additional Proceedings. P&L Inc. shall promptly notify CECI of any new suits, actions, claims or other proceedings threatened or pending before, or required to be filed with, any court, arbitrator or governmental agency which relate to the Frisco City Properties.

     5.4 Consents. P&L Inc. shall use its best efforts to obtain any consents, if any, necessary to transfer the Frisco City Properties to CECI.

     5.5 Cooperation. P&L LP and P&L Inc. shall each cooperate with CECI to assist CECI in carrying out the agreements of CECI hereunder.

                                    ARTICLE 6
                          CECI'S CONDITIONS TO CLOSING

     The obligations of CECI to consummate the transactions provided for herein are subject, at the option of CECI, to the fulfillment on or prior to Closing of each of the following conditions:

     6.1 Representations. The representations and warranties by P&L LP set forth in Section 3.2 and by P&L Inc. set forth in Section 3.3 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

     6.2 Changes. There shall have been no material adverse change in the physical condition of the Frisco City Properties, except depletion through normal production within authorized allowable and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by CECI.

     6.3 Performance. P&L LP and P&L Inc. shall have timely performed and complied with all agreements and covenants required by this Agreement.

     6.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Frisco City Properties, a material diminution in the value of any of the Frisco City Properties, or materially interfere with the use or enjoyment of the Frisco City Properties or (ii) any suit or proceeding affecting only a portion of the Frisco City Properties, which portion could be treated as subject to a Title Defect in accordance with Article 10.

     6.5 Existing Documents. CECI must be reasonably satisfied with the terms and conditions of the Existing Documents.

                                    ARTICLE 7
                   P&L LP AND P&L INC.'s CONDITIONS TO CLOSING

     The obligations of P&L LP and P&L Inc. to consummate the transactions provided for herein are subject, at the option of P&L LP and P&L Inc., to the fulfillment on or prior to Closing of each of the following conditions:

     7.1 Representations. The representations and warranties by CECI set forth in Section 3.1 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

     7.2 Changes. There shall have been no material adverse change in the physical condition of the Britt Ranch Properties, except depletion through normal production within authorized allowable and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by P&L LP and P&L Inc.

     7.3 Performance. CECI shall have timely performed and complied with all agreements and covenants required by this Agreement.

     7.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Britt Ranch Properties, a material diminution in the value of any of the Britt Ranch Properties, or materially interfere with the use or enjoyment of the Britt Ranch Properties or (ii) any suit or proceeding affecting only a portion of the Britt Ranch Properties, which portion could be treated as subject to a Title Defect in accordance with Article 10.

     7.5 Existing Documents. P&L LP and P&L Inc. must be reasonably satisfied with the terms and conditions of the Existing Documents.

                                    ARTICLE 8
                                     CLOSING

     8.1 Date of Closing. Subject to the conditions stated in this Agreement, the purchase and sale of the Properties pursuant to this Agreement (the "Closing") shall occur on or before September 6, 2000, at 10:00 a.m., Central Standard Time, or on such other date and time as the Parties may agree (the "Closing Date").

     8.2 Place of Closing. The Closing shall be held at the offices of CECI as set forth hereinabove; provided, however, the Parties may agree to close via facsimile or overnight mail.

     8.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          (i) CECI shall execute and deliver: (1) an Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "E" (the "Britt Ranch Assignment") (in sufficient counterparts to facilitate recording) conveying the Britt Ranch Properties, subject to the Permitted Encumbrances; (2) such other instruments as may be required to convey the Britt Ranch Properties to P&L LP and otherwise effectuate the transactions contemplated by this Agreement.

          (ii) P&L Inc. shall execute and deliver: (1) an Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "F" (the "Frisco City Assignment") (in sufficient counterparts to facilitate recording) conveying the Frisco City Properties, subject to the Permitted Encumbrances; (2) such other instruments as may be required to convey the Frisco City Properties to CECI and otherwise effectuate the transactions contemplated by this Agreement.

         (iii) P&L LP shall deliver by cashiers check, direct bank or wire transfer to CECI or to CECI's account (at such place as may be designated by CECI in a written notice, such notice to be delivered to P&L LP not less than two (2) Business Days prior to the Closing) the Britt Ranch Purchase Price.

          (iv) CECI shall deliver by cashiers check, direct bank or wire transfer to P&L Inc. or to P&L Inc.'s account (at such place as may be designated by P&L Inc. in a written notice, such notice to be delivered to CECI not less than two (2) Business Days prior to the Closing) the Frisco City Purchase Price.

          (v) CECI shall deliver on forms supplied by P&L LP transfer orders or letters in lieu thereof, directing the operator or purchaser to make payment of proceeds attributable to production from the Britt Ranch Properties after the Effective Time to P&L LP.

     8.4 Records.

     (a) In addition to the obligations set forth under Sections 4.2 and 8.3 above, within thirty (30) days after Closing, CECI shall deliver to P&L LP all original well and land files regarding the Britt Ranch Properties in its possession or to which it has access. P&L LP shall be entitled to all original records affecting the Britt Ranch Properties assigned to P&L LP pursuant to the terms of this Agreement. CECI shall be entitled to keep a copy of such records for its files. P&L LP agrees to preserve and maintain such records for at least five (5) years after the Closing Date and to provide CECI access to such records during normal business hours during such period.

     (b) In addition to the obligations set forth under Sections 5.2 and 8.3 above, within thirty (30) days after Closing, P&L Inc. shall deliver to CECI all original well and land files regarding the Frisco City Properties in its possession or to which it has access. CECI shall be entitled to all original records affecting the Frisco City Properties assigned to CECI pursuant to the terms of this Agreement. P&L Inc. shall be entitled to keep a copy of such records for its files. CECI agrees to preserve and maintain such records for at least five (5) years after the Closing Date and to provide P&L LP access to such records during normal business hours during such period.

                                    ARTICLE 9
                              POST-CLOSING MATTERS

     9.1 Final Settlement Statement. Within ninety (90) days after Closing, CECI shall prepare and deliver to P&L LP and P&L Inc., in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment (other than adjustments for Title Defects) finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, P&L LP and P&L Inc. shall deliver to CECI a written report containing any changes that P&L LP and P&L Inc. propose be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement no later than one hundred twenty (120) days after the Closing.

     9.2 Unpaid Third Party Funds. At such time as CECI, P&L LP and P&L Inc. agree on a Final Settlement Statement,

     (a) CECI will transfer to P&L LP any funds held by CECI in suspense for any third party owner of royalty, overriding royalty, working interests, mineral interest or other similar interests, attributable to the Britt Ranch Properties, and will deliver all records in CECI's possession, including a schedule of such funds listing the owners thereof, which may be used to determine proper disbursement. P&L LP shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless CECI from and against any and all cost, loss or expense of whatever kind, including attorneys' fees, arising from or in connection with the claim or any person, up to the amount listed on the schedule provided by CECI with respect thereto, with respect to the funds transferred to P&L LP pursuant to this Section 9.2(a).

     (b) P&L Inc. will transfer to CECI any funds held by P&L Inc. in suspense for any third party owner of royalty, overriding royalty, working interests, mineral interest or other similar interests, attributable to the Frisco City Properties, and will deliver all records in P&L Inc.'s possession, including a schedule of such funds listing the owners thereof, which may be used to determine proper disbursement. CECI shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless P&L Inc. from and against any and all cost, loss or expense of whatever kind, including attorneys' fees, arising from or in connection with the claim or any person, up to the amount listed on the schedule provided by P&L Inc. with respect thereto, with respect to the funds transferred to CECI pursuant to this
Section 9.2(b).

     9.3 Further Assurances. After Closing, CECI, P&L LP and P&L Inc. shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

     9.4 Survival. All representations and warranties set forth in this Agreement in Sections 3.1 (a) - (h), 3.2 (a) - (e) and 3.3 (a) - (h) shall survive the Closing, but no other representations and warranties shall survive the Closing.

                                   ARTICLE 10
                                  TITLE MATTERS

     10.1 Access to Title and Other Documents. After the date hereof, at CECI's offices, CECI will make available to P&L LP and to its representatives; and at P&L Inc.'s offices, P&L Inc. will make available to CECI and to its representatives (such representatives of a Party to include employees, consultants, independent contractors, attorneys and other advisors to that Party) for copying and/or inspection (at the copying and/or inspecting Party's cost and expense), during normal business hours, the following documents in the respective possession or under the respective control of CECI as to the Britt Ranch Properties or P&L Inc. as to the Frisco Ranch Properties:

          (i) All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to such Property.

          (ii) All of the lease records, lease files, leases, conveyances and assignments of interest in the Leases under such Property; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; mortgages, deeds of trust, security agreements, and financing statements; and all other contracts, agreements and documents affecting such Property.

         (iii) Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of such Property, the production of hydrocarbons, or the receipt of proceeds therefrom for 1999 and years prior for which the applicable statute of limitations has not expired.

          (iv) All geological maps, geophysical surveys, ownership maps, seismic surveys, logs, core studies, and surveys relating to such Property.

          (v) All production records; transportation agreements; contracts concerning the purchase of gas, oil, casinghead gas, distillate, gas condensate or other hydrocarbons; processing agreements; all correspondence relating to such Properties; and data sheets relating to such Property and to bonuses, rentals and royalties payable with respect thereto.

          (vi) All agreements relating to the purchase, sale, processing, and transportation of production from the Wells under such Property.

         (vii) All bonds, leases, permits, easements, licenses, orders, saltwater disposal agreements, agreements with pumpers and other agreements in any way relating to such Property or the operation thereof.

Reliance on such information shall be at the sole risk of the respective Buyer hereunder, and neither CECI or P&L LP makes any guaranty or representation as to the accuracy or completeness of such data, except as otherwise provided in this Agreement.

     Each Seller of a Property hereunder authorizes the respective Buyer thereof , and its respective representatives to consult with attorneys, abstract companies and other consultants or independent contractors of such Seller, (whether utilized in the past or present) concerning title related matters. Reliance on such information of such third parties shall be at the sole risk of the the respective Buyer, and neither Seller makes any guaranty or representation as to the accuracy or completeness of such data.

     10.2 No Warranty or Representation. At the Closing, CECI shall convey to P&L LP all of the Britt Ranch Properties and P&L Inc. shall convey to CECI all of the Frisco City Properties. Such conveyances shall be subject to the Permitted Encumbrances and WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, except for the warranty of title as to persons claiming by, through and under the respective Seller and the warranty against liens and mortgages, both as contained in the Assignment. Without limiting the respective P&L LP's right to reduce the Britt Ranch Payment or CECI's right to reduce the Frisco City Payment in the manner provided in this Article 10, neither Seller makes any warranty or representation, express or implied, with respect to the accuracy or completeness of any information. Records or data now, heretofore, or hereafter made available to each Buyer in connection with this Agreement, including, without limitation, any description of the Properties, pricing assumptions, potential for production of hydrocarbons from the Properties, or any other matters contained in any material furnished by either Seller to either Buyer or their respective officers, directors, employees, agents, advisors or representatives.

     10.3 Disclaimer. ALL PERSONAL PROPERTY, MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY BUYER IN THEIR "WHERE IS, AS IS" CONDITION, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

     10.4 Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean the following, provided that the same shall not operate to reduce the net revenue interest or increase the gross working interest of a Property beyond that shown on Exhibit "A"or Exhibit "B":

     (a) Lessors' royalties, non-participating royalties, overriding royalties, division orders, reversionary interests, and similar burdens.

     (b) Preferential rights to purchase and required third party consents to assignments and similar agreements, with respect to which, prior to Closing (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements acceptable to the respective Buyer can be made by such Buyer and the respective Seller to allow such Buyer to receive substantially the same economic benefits as if all such waivers and consents to assign have been obtained.

     (c) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

     (d) All rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and neither the respective Seller nor Buyer has no reason to believe they cannot be obtained.

     (e) Such Title Defects as the respective Buyer may have waived in writing.

     (f) Rights reserved to or vested in any governmental authority.

     (g) Rights of a common owner of any Property in rights-of-way or easements currently held by the respective Seller and such common owner as tenants in common or through common ownership.

     (h) Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Properties for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment which do not materially impair the rights held by the respective Buyer or the use and enjoyment of the Property.

     (i) Defects, irregularities and deficiencies in title to any rights-of-way, easements, surface lease or other rights which in the aggregate do not materially impair the use of such right-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by the respective Buyer.

     (j) Zoning, planning and environmental laws and ordinances and municipal regulations.

     (k) Vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of the respective Seller.

     (l) Liens created under operating agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the respective Seller.

     (m) The terms and provisions of the Existing Documents.

     10.5 Good and Defensible Title. For the purposes of this Article 10, the term "Good and Defensible Title" shall mean, with respect to each of the Properties, that title of CECI with respect to the Britt Ranch Properties and of P&L Inc. with respect to the Frisco City Properties which, subject to and except for Permitted Encumbrances:

     (a) Entitles the respective Seller, throughout the duration of the relevant Property, to receive from such Property (free and clear of all royalties, overriding royalties, non-participating royalties, net profits interests, or other burdens on or measured by production of hydrocarbons) not less than the interest shown as the net revenue interest on Exhibit "A"or Exhibit "B", as appropriate, in all hydrocarbons produced, saved and marketed from the Property and of all hydrocarbons produced, saved, and marketed from any unit of which the Property is a part and which is allocated to such Property; all without reduction, suspension, or termination of the Property.

     (b) Obligates each respective Seller to bear the percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Property not greater than the gross working interest shown on Exhibit "A" or Exhibit "B", as appropriate, without increase throughout the duration of such Property.

     (c) Is free and clear of liens, encumbrances and defects.

     (d) All irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect each Seller's title to a Property shall not be considered a Title Defect, including but not limited to (i) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than three (3) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of acknowledgments, questions of identity, trusts or trustees, executors and personal representatives, and the manner in which they executed documents or were identified thereon; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than six (6) years prior to the Effective Time but which remain unreleased of record; (v) defects or irregularities arising out of the lack of survey of specific land or lease description; (vi) defects or irregularities arising out of the lack of recorded powers of attorneys from corporations, banks, trusts or personal representatives to execute and deliver documents on their behalf or on behalf of others; (vii) defects or irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

     10.6 Notice of Title Defect. Except for Permitted Encumbrances, any defect in title, lien, encumbrance, or defect that would cause either Seller's title to any Property not to be Good and

Defensible Title shall be a title defect ("Title Defect"). Not later than thirty
(30) days following the Closing Date (the "Warranty Claim Date"), each respective Buyer must notify the corresponding Seller in writing of any matter that such Buyer considers to be a Title Defect ("Notice of Title Defect"), which notice shall include, (i) a specific description of the matter such Buyer asserts as a Title Defect, (ii) a specific description of the Property or the portion of the Property that is affected by the Title Defect, (iii) such Buyer's calculation of the amount ("Title Defect Amount") that the value of the Property should be reduced because of the Title Defect based on the Allocated Value shown on Exhibit "C" with respect to the Britt Ranch Property or Exhibit "D" with respect to the Frisco City Property and (iv) appropriate supporting documentation.

     Notwithstanding anything to the contrary in this Agreement, each Buyer shall be deemed to have waived any Title Defect which such Buyer has not specifically asserted in its Notice of Title Defect presented before the Warranty Claim Date.

     10.7 Title Failure. Any item that CECI acknowledges is a Title Defect but that CECI is unwilling to cure shall be deemed a title failure ("Title Failure") and, subject to Section 10.9 below, the Adjusted Britt Ranch Payment shall be reduced for such Title Defect pursuant to Section 2.2 unless, in CECI's reasonable judgment, it is unlikely that material losses, costs, expenses and liabilities will be experienced with respect to such Title Defect and CECI agrees to indemnify P&L LP with respect thereto. Any item that P&L Inc. acknowledges is a Title Defect but that P&L Inc. is unwilling to cure shall be deemed a title failure ("Title Failure") and, subject to Section 10.9 below, the Adjusted Frisco City Payment shall be reduced for such Title Defect pursuant to
Section 2.3 unless, in P&L Inc.'s reasonable judgment, it is unlikely that material losses, costs, expenses and liabilities will be experienced with respect to such Title Defect and P&L Inc. agrees to indemnify CECI with respect thereto.

     10.8 Defect Notice; Sellers' Opportunity to Cure. To the extent that either Seller disputes that any item described in the Notice of Title Defect actually constitutes a Title Defect or disputes the Title Defect Amount assigned by Buyer to any such Title Defect ("Contested Defect"), such Seller shall deliver to the respective Buyer a notice so stating ("Defect Notice"). Subject to the provisions of 10.9 below, the portion of the respective purchase price, as set forth in Section 2.1 hereof, attributable to Title Defects which Sellers are willing to cure but which are uncured at Closing, or which are not waived by such Buyer at Closing (including Contested Defects), shall be deposited into an escrow account pursuant to an escrow agreement agreed to by the Parties and the Assignment will be revised to delete all of that portion of the respective Property affected by such Title Defects (including Contested Defects). If a Seller fails to cure a Title Defect within ninety (90) days after Closing, it shall be deemed a Title Failure and the funds attributable to such Title Defect shall be released from escrow to the appropriate Buyer and the Property on which such Title Defect exists shall not be conveyed to such Buyer.

     10.9 Title Purchase Price Adjustments. Notwithstanding any provision hereof to the contrary, there shall be no reduction in (a) the Britt Ranch Payment for Title Failures and no escrow for Title Defects or Contested Defects unless and until the aggregate amount of such Title Defects (including Title Failures and Contested Defects) exceeds four percent (4%) of the Britt Ranch

Payment and only for the amount in excess of such amount or (b) the Frisco City Payment for Title Failures and no escrow for Title Defects or Contested Defects unless and until the aggregate amount of such Title Defects (including Title Failures and Contested Defects) exceeds four percent (4%) of the Frisco City Payment and only for the amount in excess of such amount.

     10.10 Termination Amount. Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pursuant to this Article 10 and for Environmental Defects pursuant to Article 11 amount to twenty percent (20%) or more of either of the Adjusted Britt Ranch Payment or the Adjusted Frisco City Payment (the "Termination Amount"), either Party shall have the option to terminate this Agreement, without any liability, upon written notice to the other Party.

     10.11 Preferential Rights and Consents to Assign. Neither Property is subject to an preferential right to purchase such Property or a requirement for consents to assign such Property. Nonetheless, each Buyer shall notify the respective Seller of any consent requirement or preferential right to purchase it discovers prior to Closing. If a preferential right is exercised or a consent is denied prior to Closing, the purchase price as described in Section 1.2 shall be adjusted downward in an amount equal to the price paid to the Seller for the Property with respect to which the preferential right has been exercised or the consent has been denied and such Property shall be deleted from this Agreement. In the case of a preferential right to purchase, each Seller shall be entitled to all proceeds paid by the third party exercising its preferential right to purchase. If a third party preferential purchase right burdening any Property has not been exercised or waived by Closing, the Buyer therefor shall pay for and accept an assignment covering such Property and, if the preferential right is exercised after Closing, such Buyer shall be entitled to all proceeds paid for such interest by the third party exercising such preferential purchase right and such Buyer shall be responsible for conveying title to the Property affected by said preferential right to the party exercising the same and shall indemnify and hold the respective Seller harmless from and against any claim or liability for such Buyer's failure to make such conveyance.


                                   ARTICLE 11
                                  ENVIRONMENTAL

     11.1 Inspection; Indemnity. Either Buyer and its authorized representatives, at its sole risk and expense, shall have the right to enter upon and inspect the real and personal properties comprising the Property which it is acquiring under this Agreement, and to conduct such well, environmental and other tests and assessments as such Buyer shall deem appropriate, subject to the approval of the operator in the case of the Britt Ranch Properties. Such Buyer shall repair any damages to said Property resulting from its inspection and shall defend and hold the respective Seller harmless from and against any and all losses, damages, claims, obligations, liabilities, expenses (including court costs and attorneys' fees) or causes of action directly resulting from such Buyer's inspection of the Property.

     11.2 Environmental Assessment. As part of its inspection of a Property, a Buyer hereunder and its authorized representatives shall have the right to conduct soil and water tests and borings, and generally to conduct such tests, examinations, investigations and studies as may be necessary or appropriate in such Buyer's sole judgment to make an environmental assessment of the Property that is acquiring under this Agreement. Such Buyer shall keep any data or information acquired through such examination and the results of all analyses of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of the corresponding Seller unless such disclosure is required by law. Each Buyer shall take all steps necessary to ensure that its respective authorized representatives comply with the provisions of this Article 11. If a Buyer has discovered in its environmental assessment circumstances which require remediation, control or other response under environmental laws, rules or regulations then in effect (an "Environmental Defect"), such Buyer shall notify the corresponding Seller of such circumstances as soon as practicable, but in no event less than five (5) days prior to Closing.

     11.3 Environmental Defects If a Buyer properly notifies a Sellers of an Environmental Defect related to a Property, such Buyer may (i) waive the Environmental Defect and Close, or (ii) request that the Seller cure the Environmental Defect. If a Buyer asks a Seller to cure an Environmental Defect, and if the aggregate amount of all such Environmental Defects exceeds four percent (4%) of the purchase price for the Property described in Section 1.2 hereof, the Seller has the option (i) to cure the Environmental Defect, or (ii) to exclude the Property affected by the Environmental Defect from this Agreement. If a Seller elects to cure the Environmental Defect, but the cure has not been completed by Closing, the Property affected by the Environmental Defect shall not be conveyed to Buyer at Closing, the purchase price for the Property described in Section 1.2 hereof shall be reduced by the amount allocated to such Property and such amount shall be deposited into the escrow account referred to in Section 10.7. If the Environmental Defect is cured within ninety (90) days after Closing, within five (5) days after the Environmental Defect is cured, the respective Seller will convey to such Buyer the Property affected by the Environmental Defect and the applicable amount shall be released from escrow to the Seller. If the Seller elects to exclude the Property affected by the Environmental Defect from this Agreement, subject to Section 11.4 below, the purchase price for the Property described in Section 1.2 hereof will be reduced by the allocated value of the Property affected.

     11.4 Environmental Purchase Price Adjustment. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for uncured Environmental Defects unless, and only to the extent that, the aggregate amount of such uncured Environmental Defects exceeds four percent (4%) of the Purchase Price and then only for the amount in excess of such amount.

     11.5 Environmental Defined Terms. As used in this Agreement:

     (a) The term "Cleanup" shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

     (b) The term "Environmental Laws" shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to polluting or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oil, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oil, Pollutants or Contaminants, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants. The term "Hazardous Substances, Oils, Pollutants or Contaminants" shall mean all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, or defined as such by, or regulated as such under, any Environmental Law.

     (c) The term "Release" or "Releases" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environmental (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

                                   ARTICLE 12
                        TERMINATION, DEFAULT AND REMEDIES

     12.1 Right of Termination. The Agreement and all transactions contemplated herein may be terminated at any time at or prior to Closing:

          (i) By CECI, at CECI's option, in the event any of the conditions set forth in Article 7 have not been satisfied as provided therein.

          (ii) By P&L LP and P&L Inc., at their joint but not several option, in the event any of the conditions set forth in Article 6 have not been satisfied as provided therein.

         (iii) By either Party in the event that the adjustments to the purchase price described in Section 1.2 hereof for either Property exceeds the Termination Amount, as provided for in
               Section 10.10.

          (iv) At any time by the mutual written agreement of the Parties.

     12.2 Effect of Termination. In the event of the termination of this Agreement by CECI pursuant to Section 12.1 (i) hereof due to either of P&L LP or P&L Inc.'s failure to meet a condition of Closing, CECI may terminate this Agreement as its sole remedy. In the event P&L LP and P&L Inc. terminate this Agreement pursuant to Section 12.1 (ii) hereof due to CECI's failure to meet a condition of Closing, P&L LP and P&L Inc. may terminate this Agreement as their sole remedy. In the event of the termination of this Agreement pursuant to either Section 12.1 (iii) or (iv) hereof, the termination shall be without penalty and the Parties shall have no further obligations to, nor rights against.

     12.3 Dispute Resolution. If the Parties disagree as to the cause for termination, they will first attempt to resolve such disagreement through a meeting, to be held within ten (10) days of such termination, of senior executives of each party, and if such meeting fails to resolve the matter, through a neutral arbitrator appointed by such executives within thirty (30) days of the date of such meeting.

     12.4 Return of Documentation. Upon termination of this Agreement, P&L LP shall return to CECI all title, geological data, reports, contracts, and maps and other information, and all copies thereof furnished by CECI to P&L LP and CECI shall return to P&L Inc. all title, geological data, reports, contracts, and maps and other information, and all copies thereof furnished by P&L Inc. to CECI.

                                   ARTICLE 13
                            ASSUMPTION OF OBLIGATIONS

     13.1 Assumption of Obligations. At Closing:

     (a) P&L LP shall assume (i) the obligation to (A) plug and abandon or remove and dispose of all Britt Ranch Wells (whether then producing or temporarily or permanently abandoned), platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Britt Ranch Properties; (B) cap and bury all flow lines and (C) dispose of other pipelines now or hereafter located on the Britt Ranch Properties, and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Britt Ranch Properties; (ii) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Britt Ranch Properties on or after the Effective Time; and (iii) all other costs, obligations and liabilities that relate to the Britt Ranch Properties and, in each case, arise from or relate to events occurring on or after the Effective Time.

     (b) CECI shall assume (i) the obligation to (A) plug and abandon or remove and dispose of all Frisco City Wells (whether then producing or temporarily or permanently abandoned), platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Frisco City Properties; (B) cap and bury all flow lines and (C) dispose of other pipelines now or hereafter located on the Frisco City Properties, and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Frisco City Properties; (ii) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Frisco City Properties on or after the Effective Time; and (iii) all other costs, obligations and liabilities that relate to the Frisco City Properties and, in each case, arise from or relate to events occurring on or after the Effective Time.

     (c) All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expense incurred by CECI, P&L LP and P&L Inc. in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the a property being conveyed hereunder shall be borne by the acquiring Party. In addition, the liability for any sales, use, transfer or similar tax associated with the sale and/or transfer of a property being conveyed hereunder shall be the liability of, and for the account of, the acquiring Party and such liability shall not be subject to proration as provided in Sections 2.2 or 2.3.

     14.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made when actually delivered, including delivery by courier, facsimile, telecopy, or other electronic medium, or if mailed by registered to certified mail, postage prepaid, addressed as follows:

CECI:

CASTLE EXPLORATION COMPANY, INC.
One Radnor Corporate Center, Suite 250
100 Matsonford Road
Radnor, Pennsylvania  19087
Attn: Richard E. Staedtler
Chief Financial Officer
Telephone: (610) 995-9400
Facsimile: (610) 995-0409

P&L LP

PARKS & LUTTRELL ENERGY PARTNERS, L.P.
c/o  Parks & Luttrell Resources, LLC as General Partner
Suite 1328
1221 Lamar
Houston, Texas 77010
Attn: J. W. Parks, III
Executive Vice President
Telephone: (713) 658-1947
Facsimile: (713) 658-1950

BUYER:

PARKS & LUTTRELL ENERGY, INC.
Suite 1328
1221 Lamar
Houston, Texas 77010
Attn: J. W. Parks, III
President
Telephone: (713) 658-1947
Facsimile: (713) 658-1950

     Either Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

     14.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by CECI, P&L LP and P&L Inc..

     14.4 Preparation of Agreement. CECI, P&L LP and P&L Inc. and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

     14.5 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     14.6 Counterparts. This Agreement may be executed by CECI, P&L LP and P&L Inc. in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     14.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

     14.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas without giving effect to the conflicts of law rules thereof. Any disputes concerning this Agreement or the subject matter hereof shall be brought in a court of competent jurisdiction of the State of Texas.

     14.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

     14.10 Assignment; Parties in Interest. No Party shall assign this Agreement without the other Party's prior written consent; provided, however, that this requirement shall not apply to a subsidiary or other affiliate of the assigning Party so long as the assigning Party remains responsible for its assignee's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

     14.11 Further Cooperation. After the Closing, CECI, P&L LP and P&L Inc. shall execute and deliver, or shall caused to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the Britt Ranch Properties to P&L LP and the Frisco City Properties to CECI, to accomplish the orderly transfer of the Britt Ranch Properties to P&L LP and the Frisco City Properties to CECI, or to otherwise effectuate the transactions contemplated by this Agreement. If either Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both the selling and buying Party hereunder, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

     14.12 Press Release. No Party shall make any press release or other announcement in connection with the execution of this Agreement or the Closing without first consulting with the other Party. Following such consultation and good faith attempt to make reasonable accommodations, either Party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such Party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

     14.13 Subrogation. P&L LP shall be subrogated to all rights, actions and warranties that CECI may have with respect to CECI's predecessors-in-interest as to the Britt Ranch Properties and CECI shall be subrogated to all rights, actions and warranties that P&L Inc. may have with respect to P&L Inc.'s predecessors-in-interest as to the Frisco City Properties.

EXECUTED as of the date first above stated, but made effective as of the Effective Time.

                                       CECI:

                                       CASTLE EXPLORATION COMPANY, INC.


                                       By /s/ Timothy M. Murin
                                          -------------------------------------
                                          Timothy M. Murin
                                          President


                                       P&L LP:

                                       PARKS & LUTTRELL ENERGY PARTNERS, L.P.

                                       By Parks & Luttrell Resources,
                                          LLC acting as General Partner
                                          of Parks & Luttrell Energy
                                          Partners, L.P.



                                       By /s/ J. W. Parks, III
                                          --------------------------------------
                                          J. W. Parks, III
                                          Executive Vice President


                                       P&L Inc.:

                                       PARKS & LUTTRELL ENERGY, INC.


                                       By /s/ J. W. Parks, III
                                          --------------------------------------
                                          J. W. Parks, III
                                          President